AMENDMENT NO. 1 TO MANAGER AGREEMENT

Amendment No. 1 dated as of May 5, 2022 (this “Amendment”) to the Manager Agreement dated as of October 1, 2020 (the “Agreement”), by and among Icahn Enterprises L.P., a Delaware limited partnership (“IEP”), Icahn Capital LP, a Delaware limited partnership (the “General Partner” and together with IEP, the “Employer”), Brett Icahn (the “Employee”), Isthmus LLC, a Delaware limited liability company wholly owned by the Employee (“Isthmus”), Icahn Partners LP, a Delaware limited partnership (“Icahn Partners”), and Icahn Partners Master Fund LP, a Delaware limited partnership (“Icahn Master” and together with Icahn Partners, the “Funds”). Unless otherwise defined herein a capitalized term used herein shall have the meaning attributed to it in the Agreement.

RECITALS:

The Funds currently include two separately tracked investment portfolios, the Mesa Portfolio and the River Portfolio, the activities of which are currently, and will continue to be, conducted pursuant to the Agreement. Isthmus currently is, and will continue to be, eligible to make and hold investments in the Mesa Portfolio and the River Portfolio through the Co-Investment Portfolio.

The parties now wish to provide for the Funds to include two additional separately tracked investment portfolios to be known as the “Mesa 2.0 Portfolio” and the “River 2.0 Portfolio”, the activities of which would be conducted outside of the Agreement. Isthmus would not be eligible to make or hold investments in the Mesa 2.0 Portfolio or the River 2.0 Portfolio through the Co-Investment Portfolio or otherwise.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

1.Establishment of Mesa 2.0 Portfolio and River 2.0 Portfolio. The Funds may create and include the Mesa 2.0 Portfolio and the River 2.0 Portfolio, the activities of which will be conducted outside of the Agreement. Neither Isthmus, the Employee nor their Affiliates will, or will be eligible to, make or hold investments in the Mesa 2.0 Portfolio or the River 2.0 Portfolio (or in any Securities held by the Mesa 2.0 Portfolio or the River 2.0 Portfolio) through the Co-Investment Portfolio or otherwise. For the avoidance of doubt, the Calculation of any Amounts under the Agreement in respect of Isthmus, the Employee and/or their Affiliates will in no event, directly or indirectly, take into account or be increased, decreased or otherwise affected by any activities conducted in the Mesa 2.0 Portfolio or the River 2.0 Portfolio. Without limiting the foregoing, it is expressly understood and agreed by the parties that (x) Expenses incurred in respect of the Mesa 2.0 Portfolio or the River 2.0 Portfolio will not, directly or indirectly, reduce any Amounts that may become payable to Isthmus, the Employee and/or their Affiliates under the Agreement and (y) gains and losses (whether realized or unrealized) in respect of the Mesa 2.0 Portfolio or the River 2.0 Portfolio will not, directly or indirectly, increase or decrease any Amounts that may become payable to Isthmus, the Employee and/or their Affiliates under the Agreement.

2.Deemed Sales of Mesa Positions. The Employer and the Employee may, from time to time, agree that any Mesa Position (or any portion thereof) will be deemed to have been (x) Sold for cash, in such Amounts and at such times and prices as may be agreed by the Employer (with the approval of the board of directors of the General Partner or the audit committee thereof) and the Employee, each in their sole and absolute discretion (it being understood and agreed that such deemed Sale prices will be based generally on the trading prices of the applicable Securities at the time of such deemed Sales, as reasonably adjusted to take into account liquidity and other relevant factors), and (y) purchased by the Mesa 2.0 Portfolio in the same Amounts and at the same times and prices as applicable to such deemed Sale, in which case: (i) such deemed Sale shall be considered for all purposes under the Agreement to be a Permitted Sale of such Mesa Position (or portion thereof); and (ii) with respect to each such Mesa Position (or portion thereof) deemed to have been Sold, the Individual Hurdle Amount, Individual Mesa Expenses, Individual Mesa Net Profit Amount and Individual Mesa P&L Amount will be Calculated as of the time of such deemed Sale. For the avoidance of doubt, (x) each such deemed Sale of a Mesa Position (or portion thereof) will include the deemed Sale of a pro-rata amount of any related Securities attributable to the Co-Investment Portfolio, (y) subject to the provisions of Section 14(i) of the Agreement (provided, that, for purposes thereof, Isthmus’s pro-rata share of the deemed sale proceeds contemplated under this Section 2 shall be treated as cash under clause (x) of such Section 14(i) of the Agreement),  Isthmus shall be entitled to withdraw an Amount of cash equal to its share of the deemed Sale proceeds (it being understood that following such deemed sale, Isthmus will have no right to cash on an actual future sale of such Securities by the Mesa 2.0 Portfolio), and (z) the capital accounts of Isthmus in the Funds shall be appropriately adjusted as reasonably determined in good faith and consistent with past practices by the Employer to reflect the foregoing.

3.NSA Compensation. For purposes of the Agreement and the Calculations contemplated thereby in respect of Isthmus, the Employee and/or their Affiliates, the aggregate Amount of any “Base Salary” and “Bonus Amounts” (as set forth in Exhibit A of the NSA Agreements) for each NSA shall not exceed the Amounts set forth in the NSAs Agreements attached as Exhibit A to the Agreement without regard to any amendments to such agreements which would otherwise increase the Base Salary and Bonus Amounts (such Amounts in the aggregate, the “Aggregate NSAs Compensation”) without the express written consent of the Employee. In the event that the Employer agrees to increase the Aggregate NSAs Compensation or otherwise provide to the NSAs any other compensation in respect of the Mesa 2.0 Portfolio or the River 2.0 Portfolio that exceeds the Aggregate NSAs Compensation, any such Amounts in excess of the Aggregate NSAs Compensation shall in no event, directly or indirectly, be taken into account or increase, decrease or otherwise affect the Calculation of any Amounts under the Agreement in respect of Isthmus, the Employee and/or their Affiliates. Without limiting the foregoing, it is expressly understood and agreed by the parties that, in Calculating the Offset Amount as of the Final Time, the Amounts set forth on Schedule 1 attached hereto shall not be exceeded.
4.Miscellaneous. The provisions of Section 14 (Miscellaneous) of the Agreement are incorporated into this Amendment mutatis mutandis.

Except as specifically provided for herein, the Agreement shall remain in full force and effect and none of the provisions described in this Amendment are intended to alter Employee’s employment status with the Employer for any purpose.

IN WITNESS WHEREOF, undersigned have executed this Amendment as of May 5, 2022.

EMPLOYEE _____________________________ Brett Icahn	ISTHMUS LLC By: _____________________________ Name: Brett Icahn Title: Sole Member

EMPLOYER

ICAHN ENTERPRISES L.P.

By: Icahn Enterprises G.P. Inc., its general partner

By: _____________________________

Name: Ted Papapostolou

Title: Chief Financial Officer

ICAHN CAPITAL LP

By: IPH GP LLC, its general partner

By: _____________________________

Name: Jesse Lynn

Title: Chief Operating Officer

EXISTING FUNDS

ICAHN PARTNERS LP

By: Icahn Onshore LP, its general partner

By: _____________________________

Name: Jesse Lynn

Title: Chief Operating Officer

ICAHN PARTNERS MASTER FUND LP

By: Icahn Offshore LP, its general partner

By: _____________________________

Name: Jesse Lynn

Title: Chief Operating Officer

[Signature Page to Amendment No. 1 to Manager Agreement]